EX 99.8(TTT)

AMENDMENT NO. 3

to

PARTICIPATION AGREEMENT

Among

NATIONAL INTEGRITY LIFE INSURANCE COMPANY,

PIMCO VARIABLE INSURANCE TRUST,

and

PIMCO INVESTMENTS LLC

THIS AMENDMENT (“Amendment”) is made as of March 21, 2016 by and among PIMCO Investments LLC (“Underwriter”), PIMCO Variable Insurance Trust (the “Fund”) and National Integrity Life Insurance Company (the “Company”).

WHEREAS, the Company, the Fund and Allianz Global Investors Distributors LLC (“AGID”) entered into a Participation Agreement dated January 1, 2008, as amended (the “Agreement”); and

WHEREAS, all of AGID’s rights, titles and interests and duties, liabilities and obligations under the Agreement were irrevocably novated and transferred to Underwriter through a Novation of and Amendment to Participation Agreement dated April 1, 2011 by and among AGID, Underwriter, the Fund and the Company; and

WHEREAS, terms of the Agreement contemplate that it may be amended with the mutual agreement of the parties; and

WHEREAS, the parties desire to amend the Agreement by deleting the current Schedule A in its entirety and replacing it with the Schedule A attached hereto; and

WHEREAS, all other terms of the Agreement shall remain in full force and effect;

NOW, THEREFORE, in consideration of their mutual covenants herein contained and for other good and valuable consideration, the Company, the Fund and Underwriter agree as follows:

1.                                     The existing Schedule A to the Agreement is hereby deleted in its entirety and replaced with the accompanying Schedule A.

2.                                     Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

3.                                     This Amendment shall be effective as of April 29, 2016.

4.                                     Capitalized terms used but not defined in this Amendment shall have the definitions given to them in the Agreement.

5.                                     This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

PIMCO INVESTMENTS LLC

By:	/s/ Steven B. Plump

Name:	Steven B. Plump

Title:	Head of Business Management

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Eric Johnson

Name:	Eric Johnson

Title:	Vice President

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Jill T. McGruder

Name:	Jill T. McGruder

Title:	President and CEO

By:	/s/ Kevin L. Howard

Name:	Kevin L. Howard

Title:	Senior Vice President and General Counsel

Schedule A

The term “Designated Portfolios” will include any series of the PIMCO Variable Insurance Trust that offers Advisor Class Shares and that is operating as of the date of this Agreement or that thereafter commences operations, other than any such series that ceases operations.

Segregated Asset Accounts:

Separate Account I of National Integrity Life Insurance Company Established May 19, 1986

AdvantEdge variable annuity
AnnuiChoice variable annuity
AnnuiChoice II variable annuity
Grand Master variable annuity
Grand Master flex 3 variable annuity
IQ and IQ3 variable annuity
Pinnacle Plus variable annuity
Pinnacle variable annuity
Pinnacle IV variable annuity
Pinnacle V variable annuity